Exhibit 99.1

2009-8

              Contact:                R. Scott Amann
Vice President, Investor Relations
(713) 513-3344

CAMERON ELECTS JON ERIK REINHARDSEN TO BOARD OF DIRECTORS

HOUSTON (June 16, 2009) -- Cameron has elected Jon Erik Reinhardsen to the Company’s Board of Directors, effective June 12, 2009.
Reinhardsen, 52, is currently the president and chief executive officer of Petroleum Geo-Services ASA, a focused geophysical company providing a broad range of seismic and reservoir services, and has held that position since April 2008.  Prior to that, he was with Alcoa, Inc. from 2005 to 2007, serving as its vice president and as president of one of its subsidiaries, Global Primary Products Growth.  Previously, he was with Aker Kvaerner ASA from 1983 to 2005 in various senior executive positions, most recently operating out of Houston, Texas as group executive vice president with responsibility for global product and contracting businesses outside Europe.  He is also a director of Leif Höegh & Co. Ltd.  With his election, the size of Cameron’s board increases to nine members.
Cameron President and Chief Executive Officer Jack B. Moore said, “We are pleased to welcome Jon Erik to Cameron’s board.  His international perspective and experience, knowledge of the global oil service industry and history of leadership in world-class organizations will prove valuable to Cameron and its shareholders.”  He noted that Reinhardsen is a Class III director and will stand for reelection by the stockholders at the Company’s next annual meeting in May 2010.
Cameron (NYSE: CAM) is a leading provider of flow equipment products, systems and services to worldwide oil, gas and process industries.
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Website: www.c-a-m.com